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                                                                            EX-5

                           TCW FUNDS MANAGEMENT, INC.
                     865 SOUTH FIGUEROA STREET, SUITE 1800
                         LOS ANGELES, CALIFORNIA 90017
                            (213) 244-0000 TELEPHONE

PHILIP K. HOLL
VICE PRESIDENT
ASSOCIATE LEGAL COUNSEL

                               February 21, 1997

TCW Galileo Funds, Inc.
865 South Figueroa Street
Los Angeles, California  90017

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock, par value $.001 per share ("Shares") of TCW Galileo Funds, Inc. (the "Fund"), I have examined such matters as I have deemed necessary, and I am of the opinion:

     (1) The Fund is a corporation duly organized and existing under the laws of the State of Maryland;

     (2) Assuming that the Fund or its agent receives consideration for such Shares in accordance with the provisions in the Prospectus, the Shares will, to the extent of the number of Shares of the Fund authorized to be issued by the Fund in accordance with its Charter, be legally and validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Fund's Post-Effective Amendment No. 17 on Form N-1A filed with the Securities and Exchange Commission (File No. 33-52272).

     I am a member of the Bar of the State of Maryland.

                               Very truly yours,

                               /s/ Philip K. Holl
                               ------------------
                               Philip K. Holl

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